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As filed with the Securities and Exchange Commission on August 6, 2007

Registration No. 333-140613

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HIRERIGHT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	33-0465016
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

5151 California Avenue
Irvine, CA 92617
(949) 428-5800
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey A. Wahba
Chief Financial Officer
HireRight, Inc.
5151 California Avenue
Irvine, CA 92617
(949) 428-5800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ellen S. Bancroft, Esq. J.R. Kang, Esq. Jason Wisniewski, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, CA 92618 (949) 932-3600	Mark A. Stegemoeller, Esq. Angela Grinstead, Esq. Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, CA 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.01 par value	$86,250,000	$9,229(3)

(1)
Includes the offering price attributable to shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. All of the expenses below will be paid by us.

Item
SEC registration fee	$9,229
NASD filing fee	9,125
NASDAQ Global Market listing fee	100,000
Blue sky fees and expenses	10,000
Printing and engraving expenses	60,000
Legal fees and expenses	500,000
Accounting fees and expenses	750,000
Transfer Agent and Registrar fees	10,000
Miscellaneous	20,646

Total	$1,469,000

Item 14. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.2 to this registration statement) provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        In addition, our certificate of incorporation provides that we shall indemnify our directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to our best interests, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

        We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of HireRight or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

        The underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

        The following is a summary of our transactions since December 31, 2003, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

          (1)   In August 2004, we issued to Comerica Bank a warrant to purchase 45,000 shares of our Series E Preferred Stock at an exercise price of approximately $0.71 per share (which will become a warrant to purchase 10,000 shares of our common stock at an exercise price of $3.18 per share upon the closing of this offering). In December 2004, we also issued to Comerica Bank a warrant to purchase 15,686 shares of our common stock at an exercise price of $3.83 per share. The warrants were issued in connection with amendments to our credit line with the bank.

          (2)   From January 2004 to May 2007, we granted options to purchase an aggregate of 955,371 shares of common stock to our employees and directors under our 2000 Stock Option/Stock Issuance Plan at exercise prices ranging from $1.22 to $15.44 per share.

        The issuances of securities in the transactions described in paragraph 1 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act. The issuances of securities in the transactions described in paragraph 2 above were effected without registration under the Securities Act in reliance on Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of the foregoing transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction either received adequate information about us or had access, through their relationships with us, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

        The following exhibits are attached hereto and incorporated herein by reference.

Exhibit No.	Description
**1.1	Form of Underwriting Agreement
**3.1	Certificate of Incorporation of HireRight, Inc.
**3.2	Bylaws of HireRight, Inc.
**4.1	Specimen common stock certificate
**5.1	Opinion of Dorsey & Whitney LLP
**10.1+	HireRight, Inc. 2000 Stock Option/Stock Issuance Plan, including the forms of agreements thereunder
**10.2+	HireRight, Inc. 2007 Long-Term Incentive Plan
**10.3+	HireRight, Inc. Employee Stock Purchase Plan
**10.4+	Employment Agreement dated June 2007 by and between HireRight, Inc. and Eric J. Boden
**10.5+	Form of Change in Control Agreement dated June 2007 by and between HireRight, Inc. and each of the following officers: Lisa A. Gallagher, Stefano Malnati, Alexander F. Munro, David M. Nachman, Barbara M. Nieto, Robert J. Pickell and Glen E. Schrank
**10.6	Amended and Restated Investors' Rights Agreement dated December 2002 by and among HireRight, Inc. and certain security holders, as amended
**10.7	Lease dated July 20, 2006 by and between Irvine Commercial Property Company LLC and HireRight, Inc.
**10.8	Standard Multi-Tenant Office Lease dated December 27, 2001 by and between F&F Simon Rancho Tech, LLC and HireRight, Inc.
**10.9+	HireRight 2007 Executive Short-Term Incentive Plan
**10.10+	HireRight 2007 Vice President, Worldwide Sales Commission Plan
**10.11+	Offer Letter dated February 2006 by and between HireRight, Inc. and Jeffrey A. Wahba
**10.12	Loan and Security Agreement dated April 2002 by and between HireRight, Inc. and Comerica Bank-California, as amended
**10.13†	Outsourcing Services Agreement dated February 3, 2005 by and between HireRight, Inc. and TransWorks Information Services Limited
**10.14	Form of Warrant to Purchase Common Stock
**10.15+	Deferred Compensation Plan for Directors of HireRight, Inc.
**10.16+	Change in Control Agreement by and between HireRight, Inc. and Jeffrey A. Wahba
**10.17	Form of Indemnification Agreement for directors and executive officers
10.18+	Form of Stock Option Agreement for directors for use with the 2007 Long-Term Incentive Plan
10.19+	Form of Stock Option Agreement for certain officers (with change-in-control double trigger) for use with the 2007 Long-Term Incentive Plan
10.20+	Form of Stock Option Agreement for employees for use with 2007 Long-Term Incentive Plan

**21.1	Subsidiaries of HireRight, Inc.
**23.1	Consent of Deloitte & Touche LLP
**23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
**24.1	Power of Attorney for Jeffrey H. Anderson, Thomas B. Blaisdell and Cranston R. Lintecum (included on signature page to the Registration Statement filed on February 12, 2007)
**24.2	Power of Attorney for Margaret L. Taylor

**
Previously filed.

†
Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

+
Indicates management contract or compensatory plan.

(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts

HireRight, Inc. amd Subsidiary
Schedule II
Valuation and Qualifying Accounts
(in thousands)

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Year Ended December 31, 2004
Allowance for doubtful accounts and reserve for sales allowance	$33	$51	$(3)	$81
Valuation allowance for deferred income tax assets	$7,827	$16	$—	$7,843
Year Ended December 31, 2005
Allowance for doubtful accounts and reserve for sales allowance	$81	$288	$30	$399
Valuation allowance for deferred income tax assets	$7,843	$252	$—	$8,095
Year Ended December 31, 2006
Allowance for doubtful accounts and reserve for sales allowance	$399	$(17)	$(97)	$285
Valuation allowance for deferred income tax assets	$8,095	$—	$(8,095)	$—

        All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HireRight pursuant to the foregoing provisions, or otherwise, HireRight has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HireRight of expenses incurred or paid by a director, officer or controlling person of HireRight in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HireRight will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by HireRight pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, HireRight, Inc. has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 5th day of August 2007.

HireRight, Inc.
By:	/s/ ERIC J. BODEN Eric J. Boden, Chief Executive Officer, President and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ERIC J. BODEN Eric J. Boden	Chief Executive Officer, President and Chairman (principal executive officer)	August 5, 2007
/s/ JEFFREY A. WAHBA Jeffrey A. Wahba	Chief Financial Officer, Vice President of Finance and Secretary (principal financial and accounting officer)	August 5, 2007
* Jeffrey H. Anderson	Director	August 5, 2007
* Thomas B. Blaisdell	Director	August 5, 2007
* Cranston R. Lintecum	Director	August 5, 2007
* Margaret L. Taylor	Director	August 5, 2007
*By:	/s/ ERIC J. BODEN Eric J. Boden Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
**1.1	Form of Underwriting Agreement
**3.1	Certificate of Incorporation of HireRight, Inc.
**3.2	Bylaws of HireRight, Inc.
**4.1	Specimen common stock certificate
**5.1	Opinion of Dorsey & Whitney LLP
**10.1+	HireRight, Inc. 2000 Stock Option/Stock Issuance Plan, including the forms of agreements thereunder
**10.2+	HireRight, Inc. 2007 Long-Term Incentive Plan
**10.3+	HireRight, Inc. Employee Stock Purchase Plan
**10.4+	Employment Agreement dated June 2007 by and between HireRight, Inc. and Eric J. Boden
**10.5+	Form of Change in Control Agreement dated June 2007 by and between HireRight, Inc. and each of the following officers: Lisa A. Gallagher, Stefano Malnati, Alexander F. Munro, David M. Nachman, Barbara M. Nieto, Robert J. Pickell and Glen E. Schrank
**10.6	Amended and Restated Investors' Rights Agreement dated December 2002 by and among HireRight, Inc. and certain security holders, as amended
**10.7	Lease dated July 20, 2006 by and between Irvine Commercial Property Company LLC and HireRight, Inc.
**10.8	Standard Multi-Tenant Office Lease dated December 27, 2001 by and between F&F Simon Rancho Tech, LLC and HireRight, Inc.
**10.9+	HireRight 2007 Executive Short-Term Incentive Plan
**10.10+	HireRight 2007 Vice President, Worldwide Sales Commission Plan
**10.11+	Offer Letter dated February 2006 by and between HireRight, Inc. and Jeffrey A. Wahba
**10.12	Loan and Security Agreement dated April 2002 by and between HireRight, Inc. and Comerica Bank-California, as amended
**10.13†	Outsourcing Services Agreement dated February 3, 2005 by and between HireRight, Inc. and TransWorks Information Services Limited
**10.14	Form of Warrant to Purchase Common Stock
**10.15+	Deferred Compensation Plan for Directors of HireRight, Inc.
**10.16+	Change in Control Agreement by and between HireRight, Inc. and Jeffrey A. Wahba
**10.17	Form of Indemnification Agreement for directors and executive officers
10.18+	Form of Stock Option Agreement for directors for use with the 2007 Long-Term Incentive Plan
10.19+	Form of Stock Option Agreement for certain officers (with change-in-control double trigger) for use with the 2007 Long-Term Incentive Plan
10.20+	Form of Stock Option Agreement for employees for use with 2007 Long-Term Incentive Plan
**21.1	Subsidiaries of HireRight, Inc.
**23.1	Consent of Deloitte & Touche LLP
**23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
**24.1	Power of Attorney for Jeffrey H. Anderson, Thomas B. Blaisdell and Cranston R. Lintecum (included on signature page to the Registration Statement filed on February 12, 2007)
**24.2	Power of Attorney for Margaret L. Taylor

**
Previously filed.

†
Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

+
Indicates management contract or compensatory plan.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
HireRight, Inc. amd Subsidiary Schedule II Valuation and Qualifying Accounts (in thousands)
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX